FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 26, 2011. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.1 million, or $0.50 per diluted share, for the quarter ended December 31, 2010 compared to net income of $892,000, or $0.38 per diluted share, for the quarter ended December 31, 2009.

Net interest income after provision for loan losses increased $155,000 for the quarter ended December 31, 2010 as compared to the same period in 2009. Interest income decreased $95,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 6.04% for 2009 to 5.75% for 2010, which more than offset an increase in the average balance of interest-earning assets of $16.9 million from $442.9 million in 2009 to $459.8 million in 2010. Interest expense decreased $244,000 due primarily to decreases in the average cost of interest-bearing liabilities from 1.66% in 2009 to 1.37% in 2010 and the average balance of interest-bearing liabilities of $1.5 million from $418.7 million in 2009 to $417.2 million in 2010. The provision for loan losses decreased $6,000 from $358,000 for the three months ended December 31, 2009 to $352,000 for the same period in 2010.

Noninterest income increased $129,000 for the three months ended December 31, 2010 as compared to the same period in 2009. The increase was due primarily to an increase in the net gains on sales of mortgage loans of $97,000 for 2010 compared to 2009, and gains on the sales of securities available for sale of $68,000 for 2010. There were no sales of securities available for sale in the quarter ended December 31, 2009. These increases more than offset a decrease in service charges on deposit accounts of $50,000, which was due primarily to a decrease in overdraft fee income.

Noninterest expenses increased $73,000 for the three months ended December 31, 2010 as compared to the same period in 2009. The increase was due primarily to increases in compensation and benefits and data processing expenses of $78,000 and $49,000, respectively, which more than offset a decrease in occupancy and equipment expense of $87,000.  The increase in compensation and benefits was due primarily to $104,000 of severance compensation for the early retirement of several officers recorded during the quarter ended December 31, 2010 and the increase in data processing expense is due primarily to an increase in deposit accounts. The decrease in occupancy and equipment expense when comparing the two periods is primarily due to depreciation expense recorded in 2009 on core operating system assets that were disposed of in connection with Bank’s core processing conversion during the prior fiscal year.

The Company recognized income tax expense of $457,000 for the three months ended December 31, 2010, for an effective tax rate of 29.7%, compared to income tax expense of $438,000, for an effective tax rate of 32.9%, for the same period in 2009.

Comparison of Financial Condition at December 31, 2010 and September 30, 2010

Total assets increased $6.7 million from $508.4 million at September 30, 2010 to $515.1 million at December 31, 2010. Investment securities increased $9.8 million while net loans decreased $4.5 million from September 30, 2010 to December 31, 2010.  The increase in assets was funded primarily by an increase in deposits of $7.8 million from $366.2 million at September 30, 2010 to $374.0 million at December 30, 2010.

Stockholders’ equity decreased $1.0 million from $55.2 million at September 30, 2010 to $54.2 million at December 31, 2010.  The decrease was due primarily to a $1.6 million decrease in accumulated other comprehensive income, representing the net unrealized gains on available for sale securities, and the open market repurchase of $665,000 of common stock recorded as treasury stock, which more than offset $1.1 million of retained net earnings. During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At December 31, 2010, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, Indiana.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2010	2009
(In thousands, except share and per share data)

Total interest income	$6,500	$6,595
Total interest expense	1,423	1,667

Net interest income	5,077	4,928
Provision for loan losses	352	358

Net interest income after provision for loan losses	4,725	4,570

Total noninterest income	854	725
Total noninterest expense	4,038	3,965

Income before income taxes	1,541	1,330
Income tax expense	457	438

Net Income	$1,084	$892

Net Income per share, basic	$0.50	$0.38
Weighted average common shares outstanding, basic	2,156,683	2,348,048

Net Income per share, diluted	$0.50	$0.38
Weighted average common shares outstanding, diluted	2,180,418	2,348,048

Performance ratios (annualized):
Return on average assets	0.86%	0.74%
Return on average equity	7.83%	6.74%
Interest rate spread	4.38%	4.38%
Net interest margin	4.51%	4.53%
Efficiency ratio	68.08%	70.14%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2010	2010
(Dollars in thousands)

Total assets	$515,097	$508,442
Cash and cash equivalents	11,477	11,278
Investment securities	123,725	113,905
Gross loans	343,053	347,426
Allowance for loan losses	3,959	3,811
Goodwill	5,940	5,940
Core deposit intangible	2,374	2,447
Earning assets	471,472	464,668
Deposits	374,024	366,161
FHLB borrowings	67,784	67,159
Total liabilities	460,946	453,291
Stockholders' equity	54,151	55,151

Non-performing assets:
Nonaccrual loans	4,755	4,573
Accruing loans past due 90 days	854	1,393
Foreclosed real estate	1,793	1,331
Other nonperforming assets	132	171

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.15%	1.09%
Allowance for loan losses as a percent of nonperforming loans	70.58%	63.88%
Nonperforming loans as a percent of total loans	1.63%	1.71%
Nonperforming assets as a percent of total assets	1.46%	1.47%